Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2012, on our audit of the financial statements and financial statement schedule of CPI Aerostructures, Inc. as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and the effectiveness of internal control over financial reporting of CPI Aerostructures, Inc. appearing in the 2011 Annual Report on Form 10-K of CPI Aerostructures, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ J.H. Cohn LLP

J.H. Cohn LLP
Jericho, New York
April 30, 2012